Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALTERNUS CLEAN ENERGY, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Altemus Clean Energy, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1.

Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (this "Certificate of Amendment") amends the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Charter").

2.

This Certificate of Amendment has been duly adopted by the Corporation's Board of Directors and approved by the written consent of the holder of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Sections 228 and 242 of the DGCL.

3.	Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

Article I of the Charter is hereby amended and restated to read as follows:

Section 1. Name. The name of the Corporation is "Aedis Energy Inc."

4.	This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on August 31, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 1Ith day of August, 2026.

ALTERNUS CLEAN ENERGY, INC.
By:	/s/ Vincent Browne
Name: Vincent Browne
Title: Chief Executive Officer